EXHIBIT 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE SIGNS $40.1 MILLION
REAL ESTATE SALE/LEASEBACK TRANSACTION

Woburn, Mass., May 2, 2005 — ArQule, Inc. (Nasdaq: ARQL), today announced that it has sold its headquarters building in Woburn, Massachusetts to an affiliate of Alexandria Real Estate Equities, Inc., a pre-eminent life science REIT, and simultaneously entered into a 10-year lease of the same premises, with two 5-year options to renew.

Under the terms of the deal, Alexandria paid ArQule $40.1 million for two parcels of land and a building. ArQule signed a lease with Alexandria for the building and the land on which the building is situated. The remaining parcel of land was not leased back by ArQule.

“We are very pleased with this transaction, as we had paid off our mortgages on the building at the end of last year and consequently had no debt associated with this asset,” said Dr. Stephen A. Hill. “Entering into a long term sale and leaseback with Alexandria more closely aligns our investment strategy with our core business in that it provides additional funding for our oncology research and development efforts. With this additional cash we will comfortably meet our 2005 goal of ending the year with sufficient resources to fund our programs through 2008.”

2005 Financial Guidance

As a result of the above transaction, ArQule is updating its 2005 financial guidance. ArQule now expects to end the year with between $111 and $115 million in cash and marketable securities, up from the previous guidance of between $71 and $75 million. ArQule expects net investment income to range between $2.3 and $2.8 million, up from previous guidance of between $1.5 and $2.0 million. ArQule expects the additional rent expense for 2005 to be partially offset by cost savings, and is therefore not updating guidance on cost of revenue, research and development expenses, marketing, general and administrative expenses, net loss or net loss per share. These expenses are expected to fall within the ranges previously disclosed, as follows: cost of revenue is expected to range between $33 and $34 million; research and development expenses are expected to range between $36 and $39 million; marketing, general and administrative expenses are expected to range between $9.5 and $10 million; net loss is expected to range between $24 and $28 million; and net loss per share is expected to range between $0.70 and $0.82.

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About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the expected revenues may fall short due to failed collaborations; cost of revenue may exceed the guidance; expenses for research and development and for marketing, general and administration may exceed the guidance; net investment income may fall short of the guidance due to a difficult investment climate; the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on April 29, 2005, its 10-K filed with the Commission on March 16, 2005, its Form 10-Q filed with the Commission on November 9, 2004,and its Form 10-Q filed with the Commission on August 4, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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